Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Marybeth Csaby/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1236 (Marybeth) /212-896-1206 (Rob)
dbronicki@ormat.com	mcsaby@kcsa,com/rfink@kcsa.com
ORMAT TECHNOLOGIES INC. ISSUES $142 MILLION
AGGREGATE PRINCIPAL AMOUNT OF SENIOR UNSECURED BONDS
IN REGULATION S OFFERING
Reno, Nevada, August 4, 2010 — Ormat Technologies, Inc. (NYSE: ORA) is pleased to announce that it has entered on August 3, 2010, into a trust instrument governing the issuance of, and accepted subscriptions for, approximately $142 million in aggregate principal amount, of senior unsecured bonds (the “Bonds”). The Company is issuing the Bonds outside the United States to investors who are not “U.S. persons” in an unregistered offering pursuant to, and subject to the requirements of, Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).
Subject to early redemption, principal of the Bonds is repayable in a single bullet payment upon the final maturity of the Bonds in August 2017. The Bonds bear interest at a fixed rate of 7% per annum, payable semi-annually. The Company intends to use the proceeds of the Bonds for general corporate purposes, which may include the repayment of existing indebtedness and the acquisition, directly or indirectly, of additional energy assets, including by way of construction, enhancement and expansion of its existing projects.
The Bonds have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. Transfers of the Bonds are subject to restrictions under Regulation S.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall there be any sales of Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Commenting on the financing, Dita Bronicki, Chief Executive Officer of Ormat, said: “The terms and timing of this financing compliments and addresses our needs. The additional funds will enable us to accelerate construction plans, and begin the construction of four additional geothermal projects in the U.S., before the end of 2010. When added to the current portfolio of projects under construction, we have up to ten projects that could qualify for the ITC cash grant. We are thankful to all parties for their contribution to the success of this transaction.”
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services.

The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
###

2